Exhibit 99.1

[PRO-PHARMACEUTICALS, INC. LOGO]

Pro-Pharmaceuticals’ Common Stock to be Traded on AMEX®

Under the Symbol “PRW”

Newton, Mass., September 9, 2003 — Pro-Pharmaceuticals, Inc. (OTCBB: PROH), a developer of novel cancer therapeutics, today announced its common stock would begin trading tomorrow, September 10th, on the American Stock Exchange (AMEX®) under the new trading symbol “PRW”.

“The transition from the OTC Bulletin Board to the American Stock Exchange is another important step for our company and for our shareholders,” said David Platt, Pro-Pharmaceuticals’ Chief Executive Officer. “The listing on AMEX® is another exciting milestone in the development of our Company.”

Pro-Pharmaceuticals, Inc. — Advancing Drugs Through Glycoscience™

Pro-Pharmaceuticals, founded in 2000 and headquartered in Newton, MA, is a drug development company commercializing a new generation of anti-cancer treatments using carbohydrate molecules to upgrade the safety and efficacy of anti-cancer agents. The Company is a leader in the use of structure-based drug design; an approach to drug discovery that integrates advanced biology and chemistry.

Pro-Pharmaceuticals is conducting Phase I clinical trials of its DAVANAT™-1 cancer therapeutic. In Phase I, the Company is evaluating the ability of patients to tolerate increasing doses of DAVANAT™, the Company’s carbohydrate compound, while receiving a stable dose of 5-FU, a widely used, FDA-approved chemotherapy drug, for treatment of a variety of solid tumors that have not responded to accepted therapies. The Phase I study is also designed to define the dose-limiting toxicities of DAVANAT™ in combination with 5-FU.

Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this press release about future expectations, plans and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward looking statements. Future events could cause actual results to differ materially from those indicated by such statements. Reference is made to the factors discussed in the “Plan of Operations” and “Risk Factors” sections of the Company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. The forward-looking statements herein represent the Company’s views as of the date of this press release and should not be relied upon to represent the Company’s views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

Contact: Pro-Pharmaceuticals, Inc., Anthony D. Squeglia, 617.559.0033.